DISTRIBUTORSHIP AGREEMENT


     Agreement made this 1st day of August, 1995 by and between Plasma-Therm, Inc., a Florida corporation ("Plasma-Therm") USA;
and Hakuto Co., Ltd., a corporation organized under the laws of Japan ("Distributor").

     In consideration of the agreements contained herein and intending to be legally bound hereby, Plasma-Therm and Distributor do hereby agree as follows:

     1. Product and Territory. Distributor is hereby appointed by Plasma-Therm, as the exclusive distributor of Plasma-Therm's standard, special versions and updated versions of its Complete 2800 ("2800") Inline Wafer Etch Systems, 790, Shuttelockr 700, 7000, and Versalocktm 700 series of plasma processing equipment (collectively, the "Products") for the country of Japan.

          a.   Technology.    Plasma-Therm's products employ
Reactive Ion Etching (RIE), Plasma Etching (PE), Plasma Enhanced
Chemical Vapor Deposition (PECVD), Electron Cyclotron Resonance
(ECR) and Inductively Coupled Plasma (ICP) technologies.


     2. Best Efforts; No Competition. Distributor shall use its best efforts to sell and promote the sale of the Products within the Territory. Plasma-Therm will make its best efforts to fulfill Distributor's purchase orders. It is further understood that the Distributor will not market, distribute or manufacture on a world wide basis, any product or technology that competes with the Products during the life of this agreement (excluding existing principles).


     3. Pricing. Plasma-Therm shall sell and Distributor shall purchase the Products at a price that equals 85% of Plasma-Therm's U.S. list price and spare parts at a price that equals 70% of Plasma-Therm's U.S. list price. Special pricing on large blanket orders will be considered. Therefore, the Distributor may set its price according to what the market will bare; however, the Distributor's pricing should not become excessive. If the Distributor requests additional discounts from Plasma-Therm, greater than 85% of Plasma-Therm's U.S. list price for the Products and greater than 70% of Plasma-Therm's U.S. list price for spare parts, the Distributor will provide selling and cost price information to Plasma-Therm so that both parties may cooperate to meet the customer's budget. Any changes in the list price for such Products shall be determined solely by, and are subject to the exclusive discretion of, Plasma-Therm.
Distributor shall be promptly notified in writing ninety (90) days prior to any price changes. The cost of any discounts on the Products that distributor provides to its customers shall be borne solely by Distributor. Plasma-Therm, acting in its sole discretion, shall have the right to reject any non-standard order from Distributor. Plasma-Therm will consider special changes on systems, provided they are submitted for approval at the quotation stage. The terms of all sales by Plasma-Therm to Distributor shall be ex-works. Plasma-Therm's factory charges for all crating, handling, shipping costs, insurance, demurrage, import duties and other taxes or the like to be paid by Distributor. Risk of loss or damage of Products shall shift to Distributor upon Plasma-Therm's delivery of Products to the carrier. The terms of payment shall be net thirty (30) days from shipment date with all payments to be made by wire transfer;

     Title of equipment will pass to Distributor at ex-works point.

     If Distributor fails to comply with the terms of this paragraph 3 within thirty (30) days following written notice from Plasma-Therm of Distributor's failure to comply, this Agreement shall terminate immediately upon written notice from Plasma-Therm of such termination and all obligations due Plasma-Therm shall become immediately due.


     4. No Sales Outside Territory. Distributor agrees that it will make no sales of the Products to customers located outside of the Territory without the prior written consent of Plasma-Therm, and shall refer all inquiries from prospective purchasers located outside of the Territory to Plasma-Therm.


     5.   Term.

          a) Initial Term. This Agreement shall be for an initial term of two contract years commencing August 1, 1995 and ending July 31, 1997, and for successive contract years commencing August 1st thereafter until terminated.

          (b) Termination. Unless terminated earlier by reason of breach of contract, this Agreement shall terminate at the end of the initial term or at the end of a subsequent contract year upon 180 days or longer written notice prior to the expiration of the initial term or expiration of any subsequent contract year. This Agreement shall terminate after thirty (30) days written notice in the event either Distributor or Plasma-Therm shall become insolvent, or shall file a voluntary petition in bankruptcy, or shall be adjudicated as a bankrupt pursuant to any involuntary petition, or shall suffer appointment of a temporary or permanent receiver, trustee, or custodian for all or a substantial part of its assets which shall not be discharged within thirty (30) days.

          (c)  Third Party Purchase.  If either Plasma-Therm or
Distributor is purchased by a third party, this party must honor this entire agreement.


     6. Sales Requirement. Distributor is required to make a $3,000,000 minimum purchase of Products for the first contract year of this Agreement. Thereafter, no later than sixty (60) days prior to the commencement of the subsequent contract year and of each contract year thereafter, Plasma-Therm and Distributor will mutually agree upon the minimum sales requirement for such contract year. [If the parties cannot agree, then the minimum sales requirement will be 100% of the minimum sales requirement for the previous contract year.] The Distributor may average any two successive years to reach the minimum sales volume.

     In addition to any other remedies herein contained, Plasma-Therm shall be entitled to terminate this Agreement with ninety
(90) days written notice upon the failure of Distributor to purchase the foregoing required minimum volume of Products.


     7.   Additional Obligations of Distributor

          (a) The Distributor must purchase a Shuttlelockr 700, RIE/PE plasma processing system for immediate installation into its Applications/Demonstration laboratory. Additionally, the Distributor must purchase and take delivery of a Versalocktm 700 RIE or PECVD system (single chamber) by August 1, 1996. Both systems will be priced at 75% of U.S. list price and paid in full by Distributor within thirty (30) days from date of shipment.
The Distributor is also required to sell and replace the demonstration systems every thirty-six (36) months. When the Distributor replaces the existing demonstration systems with new systems, the Distributor will pay 75% of U.S. list price and pay within thirty (30) days from date of shipment.

          (b) Clean Room. Distributor shall be required, at all times during the term of this Agreement, commencing, August 1, 1995, to maintain clean room facilities adequate for system demonstrations and eventually the appropriate analytical equipment, including but not limited to, a scanning electron microscope to perform customer samples as business permits.

          (c)  Personnel.  Commencing immediately, the
Distributor on a best effort basis shall at all times during the term of this Agreement, employ an appropriate staff of process, sales and service personnel, all of whom shall devote their full time efforts to the servicing and sale of the Products. If additional service and technical support is required, Plasma-Therm will provide it on a case-by-case basis, and Distributor shall pay the standard per diem rate, currently $1,000 a day plus travel and expenses.

          (d) Inventory. Distributor will purchase and maintain sufficient spare parts inventory for the Products.

          (e) No Modification. Unless it has obtained the prior written consent of Plasma-Therm, Distributor may not sell any non-standard version of any Product.

          (f) No Publicity. No publicity, including any news release regarding the execution of this Agreement or the distributorship created by it, shall be authorized or released by Distributor without the prior written consent of Plasma-Therm.

          (g) Product Acceptance. Plasma-Therm will use its existing test procedure as a standard form for product acceptance if the Products are not custom made according to customer specifications. If the Products are custom made to customer specifications, then the Distributor shall conduct the final acceptance test after installation of the Products at the customer's location. Distributor will inform Plasma-Therm of the customer's date of acceptance for warranty credit purposes.


     8. Provision for Product Warranties and Field Service. Plasma-Therm warrants to Distributor and to end user customers of the Products that the Products shall be free from defects in material and workmanship. Plasma-Therm warrants that the Products shall conform to the published specifications of Plasma-Therm or the specifications provided by the end user customer. Distributor will provide all service warranty work, associated spares and technical support, including process, on all equipment previously shipped into the field directly by previous distributor. Distributor will be responsible for warranty work on all systems sold by Distributor and may be entitled to a warranty credit therefor. Distributor will be responsible for all field service and technical support (including process) of Products shipped into the Territory. Distributor will supply all materials and will also bear all other out-of-pocket expenses for warranty work. Where possible, Distributor will be asked to have component warranty replacements obtained in Japan, assuming the component manufacturer is agreeable to Plasma-Therm. Warranty Replacements are normally at no charge from the supplier. Warranty credit will be given to Distributor in connection with Products which do not conform to the specifications of Plasma-Therm or the end user customer, or which have defects in material or workmanship. If there is a situation where a warranty credit is involved, Distributor has the right to bill Plasma-Therm with prior notification. The warranty credit term will be 12 months from the date of customer's acceptance or 455 days after the date of shipment from Plasma-Therm, whichever is earlier. Distributor will make a concerted effort to determine that in fact the warranty credit is justifiable before submitting to Plasma-Therm.


     9.   Additional Obligations of Plasma-Therm.

          (a) Promotional Materials. Plasma-Therm shall supply all product literature, documentation and advertising copy which has been reasonably requested by Distributor. All catalogs and materials in Japanese version shall be made by Distributor at its own expense. Technical content of such material must be approved by Plasma-Therm. Unless otherwise stated, the Japanese version will contain the same information as the U.S. catalog version.
No publicity, including any news release regarding the execution of this Agreement and the distributorship created by it, shall be authorized or released by Plasma-Therm without prior consent of Distributor.

          (b) Technical Support. Plasma-Therm will provide service engineers and process support to Distributor to assist Distributor with installation and start-up of the Demonstration systems. Plasma-Therm will also provide two five (5) day maintenance training classes for Distributor's personnel. These classes will be held in St. Petersburg, Florida, USA. Additionally, Plasma-Therm will support the Distributor for the first two (2) of each product type installations with its process and maintenance personnel. All expenses (airfare, hotel, meals, transportation) associated with supporting initial customer and demonstration system installations in Japan will be borne by the Distributor. After the initial installations, Plasma-Therm, at its discretion, will provide assistance in maintenance and process support to resolve outstanding customer acceptance issues.

          (c)  Sales Support.    Plasma-Therm will supply a five
(5) day training class on hardware, software and process at Plasma-Therm's facility. Additionally, Plasma-Therm will provide the Distributor technical sales support (during the sales process) at Plasma-Therm's expense.

          (d)  Warranty.
               i) Equipment Warranty. Plasma-Therm warrants its equipment against defects in material and workmanship. Under normal use and service, parts are covered for a period of 455 days from the date of shipment. The obligation of Plasma-Therm under this warranty is limited to the supply of parts (excluding consumables). A purchase order is required prior to the execution of any warranty service repairs. These obligations will be met provided that (A) Plasma-Therm be promptly notified, by the purchaser, upon the discovery of alleged defects, (B) defective equipment is returned to Plasma-Therm after receipt of purchase order for repair and return transportation charges (repair charges may be incurred due to defect/damage due to improper use or operation by purchaser) and issuance of return authorization with the transportation charges prepaid by the customer. Any unauthorized returns, or returns or non-defective parts or equipment shall be subject to re-conditioning and restocking charges.

               ii) Warranty Exclusions. This warranty becomes null and void upon the use of any improper chemicals or in the event any modifications or improper service is performed to the equipment by persons other than Plasma-Therm authorized personnel. The warranty does not apply to consumable material such as, but not limited to: indicator lamps, fuses, insulators, all fluids, filters, "O" rings, sight glasses, platen/electrode covers or coatings, belts, etc. except as specifically stated in writing, nor to goods or parts thereof provided by the Distributor/ customer.

All freight and insurance charges due to warranty shipments are at the expense of the Distributor. This warranty is applicable to the original Distributor's customer only, and constitutes the sole and exclusive warranty of Plasma-Therm. No other warranty is made, express or implied.

               iii) Warranty Limitation. Plasma-Therm's liability under, or for breach of, this agreement shall be limited to the costs of the goods and services to be provided by Plasma-Therm under this agreement. In no event will Plasma-Therm be liable for any expenses incurred by the Distributor or its customer, including, but not limited to, procurement of substitute goods. Nor will Plasma-Therm be liable for any incidental or consequential damages, however caused, whether Plasma-Therm's negligence or otherwise.

          (e) Demonstration Equipment. If Plasma-Therm terminates this Distributorship Agreement for reasons other than breach of contract, Plasma-Therm will repurchase the Demonstration systems and spare parts inventory according to the following chart/formula:

  Equipment          Length of Ownership     Repurchase Price

  Demonstration      0-365 days from date    Original Invoice
  System             of shipment from        less 20%
  Spare Parts        Plasma-Therm

  Demonstration      366-730 days from date  Original Invoice
  System             of shipment from        less 40%
  Spare Parts        Plasma-Therm

  Demonstration      731-1,095 days from     Original Invoice
  System             date of shipment from   less 60%
  Spare Parts        Plasma Therm

  Demonstration      1,096-1,460 days from   Original Invoice
  System             date of shipment from   less 80%
  Spare Parts        Plasma-Therm

  Demonstration      Over 1,460 days from    No repurchase
  System             date of shipment from   required
  Spare Parts        Plasma-Therm

          The Distributor will be responsible for crating, handling, shipping costs, insurance, demurrage, import duties and other taxes, if applicable, upon shipment back to Plasma-Therm.


     10.  Compliance with Law.

          (a)  Licensing.   Both parties agree to take all
necessary steps to ensure compliance with United States Department of Commerce ("Commerce") and COCOM regulations. Distributor will not export the technical data or direct product of Plasma-Therm without first obtaining written authorization from the United States Department of Commerce. Distributor will make sales only to end users authorized by Commerce and will provide Plasma-Therm with the identities of all end users.


     11.  Restrictive Covenant.

          (a) The Distributor or its Parent Company will not (other than as set forth in this Agreement): (i) engage directly or indirectly during the term of this Agreement, whether as a sole proprietor or as a director, officer, employee or stockholder of, or consultant or a general partner, investor or owner of any interest in, any entity or person so engaged, or in any other capacity, in the selling, marketing and manufacturing of competitive products anywhere in the Territory, (ii) divulge or use to its advantage any confidential information, including pricing, costing, revenue or information concerning methods of production acquired as a result of its relationship with Plasma-Therm including, but not limited to methods of marketing and methods of production, or (iii) reverse engineer Plasma-Therm equipment in order to imitate the manufacture of the equipment or any component thereof.

          (b) If subparagraph (a or b) is held to be in any respect an unreasonable restriction upon the activities of Distributor, then the court so holding may reduce the territory to which the provision pertains, and/or the period of time which it operates, or effect any other change, to the extent necessary to render the provision enforceable by said court.


     12. Company Property. All materials or data of any kind furnished to Distributor by Plasma-Therm or developed by Distributor on behalf of Plasma-Therm or at Plasma-Therm's discretion in connection with this Agreement or otherwise, are and shall remain the sole and confidential property of Plasma-Therm. If Plasma-Therm requests the return of such materials at any time during, or at or after the termination of this Agreement, Distributor shall immediately deliver them to Plasma-Therm.


     13.  Independent Contractor; Indemnification.   The
relationship between Plasma-Therm and Distributor during the term of this Agreement shall be that of vendor and vendee.
Distributor is an independent contractor and is not an agent to make any representation or agreement or to incur any liability on behalf of Plasma-Therm without the prior written approval of an authorized officer of Plasma-Therm. Distributor will hold Plasma-Therm harmless from any liability, damage, cost or other loss arising from any actions taken by Distributor either in violation of this Agreement or otherwise, without the specific written authorization of Plasma-Therm.


     14.  Warranty.   There are no warranties, express or
implied, made by Plasma-Therm to Distributor or to Distributor's customers or other end-users except as indicated in item 8 and 9(d).


     15.  Packaging of Products and Spare Parts.    Plasma-Therm
shall be responsible for packaging of Products and Spare Parts. Such packaging shall be of sufficient quality and quantity to reasonably protect the Products and Spare Parts against damage during air freight, padded van or other standard mode of transport used by the Distributor to deliver Products and Spare Parts to its customers.


     16.  Liability Insurance.   Plasma-Therm shall keep and
maintain a policy or policies of comprehensive general liability insurance including product liability with the limit of not less than One Million and no/100 ($1,000,000.00) U.S. Dollars with respect to Products and Spare Parts sold to the Distributor by insurance carriers which are financially sound, reputable and in good standing in the State of Florida, naming Plasma-Therm and Distributor as insured as their interest may appear and providing for at least thirty (30) days notice of cancellation to be given to the Distributor, and will provide Distributor with copies of insurance policies required hereunder.


     17.  Infringement.   Plasma-Therm shall defend vigorously or
settle within a reasonable time any suit or proceeding brought against the Distributor based upon a claim that any Product or Spare Part sold hereunder, without modification by Distributor or any third party (or with modification, if expressly agreed to by Plasma-Therm, in writing), constitute an infringement of any existing patent, copyright, or trade secret, provided that Plasma-Therm is notified promptly in writing and is given complete authority and information required for the defense. (Plasma-Therm shall pay promptly all damages and costs and perform or comply with other court-ordered remedies awarded against the Distributor, but shall not be responsible for any cost, expense, compromise, or other such court-ordered remedies incurred or made by the Distributor without Plasma-Therm's prior written consent.) If any Product or Spare Part is, in the opinion of Plasma-Therm likely to or does become the subject of a claim for patent or trade secret infringement, Plasma-Therm may, at its sole option, to be exercised within reasonable time, procure for the Distributor the right to continue using the Product and Spare Part, modify it to become non-infringing, or cease all sales thereof, as it deems necessary, provided, however, the Distributor shall always have the right to comply with any judicial order.


     18.  Miscellaneous.

          (a) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by party asserted to have granted such waiver.

          (b)  Controlling Law.    This Agreement and all
questions relating to it validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitation of actions), shall be governed by and construed in accordance with the laws of the State of Florida, USA and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

          (c)  Notices.   All notices, requests, demands and
other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) or sent by telecopy with the original deposited in the United States mail, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

               (1)  When intended for Plasma-Therm:
                    Scott Deferrari, President
                    Plasma-Therm, Inc.
                    9509 International Court
                    St. Petersburg, FL , USA  33716
                    Facsimile No.  813-577-6844

               (2)  When intended for Distributor:
                    Toshi Hirai, Vice President, General Manager
                    Hakuto Co., Ltd.
                    1-13, Shinjuku 1-Chome
                    Sinujuku-ku, Tokyo 160  Japan
                    Facsimile No.:  81-3-3225-9012

          (d) Binding Nature of Agreement; (No Assignment). This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

          (e)  Execution in Counterparts.   This Agreement may be
executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall be the signatures of all the parties reflected hereon as the signatories.

          (f)  Entire Agreement.   The Agreement contains the
entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course or performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing. The amendment of one part of this Agreement does not invalidate the remainder of this Agreement and is in full force and effect.

          (g)  Paragraph Headings.   The paragraph headings in
this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

          (h)  Gender, Etc.    Words used herein, regardless of
the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

          (i) Plasma-Therm and Distributor generally agree that it is the responsibility of both parties to satisfy the Japanese customers' expectations on service and process commitments. Plasma-Therm will work diligently and in good faith to resolve any outstanding service or process support issues that may arise with any of the Distributor's customers. Plasma-Therm is fully committed to Hakuto Co., Ltd. as its new Japanese Distributor.

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

                                   PLASMA-THERM, INC.



                                   By:/s/Ronald S. Deferrari
                                      Scott Deferrari
                                      President


                                   Attest:/s/Lisa L. Disotelle


                                   [Corporate Seal]



                                   HAKUTO CO., LTD.



                                   By:/s/Toshi Hirai
                                      Toshi Hirai
                                      Vice President,
                                      GeneralManager



                                   Attest:/s/A. Shimizu

                                   [Corporate Seal]